Exhibit 8.1

[LETTERHEAD OF BAKER BOTTS L.L.P.]

February 3, 2003

OpenTV Corp.

401 East Middlefield Road

Mountain View, California 94043

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (File No.             ), including the Joint Proxy Statement/Prospectus which forms a part thereof (the “Registration Statement”), filed by OpenTV Corp., a company organized under the laws of the British Virgin Islands (“OpenTV”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), Class A ordinary shares of OpenTV in connection with the acquisition of ACTV, Inc., a Delaware corporation (“ACTV”), by OpenTV.

We have participated in the preparation of the discussion set forth in the Registration Statement under the heading “Certain U.S. Federal Income Tax Consequences of the Merger.” We are of the opinion that such discussion, insofar as it relates to statements of United States law or legal conclusions, is accurate in all material respects. In rendering this opinion, we are relying upon the truth and accuracy at all relevant times (without any independent investigation thereof) of the statements and representations contained in the letters from OpenTV and ACTV to Baker Botts L.L.P. dated as of the date hereof. In addition, we assume that the Merger will be consummated as described in the Registration Statement. Any inaccuracy in any of the aforementioned statements, representations, or assumptions could adversely affect our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not admit by giving such consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/    Baker Botts L.L.P.